Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMMUNITY BANCORP.

COMMUNITY NATIONAL BANK

AND

LYNDONBANK

DATED AS OF AUGUST 1, 2007

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 1, 2007, by and among Community Bancorp., a Vermont corporation headquartered in Derby, Vermont (“Buyer”), Community National Bank, a national banking association and wholly-owned subsidiary of Buyer headquartered in Derby, Vermont (“Buyer Bank”) and LyndonBank, a Vermont-chartered commercial bank headquartered in Lyndonville, Vermont (“Seller”).

WITNESSETH

WHEREAS, each of the Board of Directors of Buyer and Buyer Bank and the Board of Directors of Seller have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective shareholders and entities and are consistent with and in furtherance of their respective business strategies; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, Seller will merge with and into Buyer Bank (the “Merger”) in consideration for the payment of Merger Consideration (as defined herein) to the shareholders of Seller with respect to Seller Stock (as defined herein);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and executive officers of Seller has entered into a shareholder agreement with Buyer dated as of the date hereof (a “ShareholderAgreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director, executive officer has agreed, among other things, to vote all shares of Seller Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Shareholder Agreement;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions to consummation of such transactions;

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“AAI Standard” means, with respect to an environmental site assessment, standard E1527-05 promulgated by the American Society for Testing and Materials, as contemplated in the so-called “All Appropriate Inquiries” rule of the federal Environmental Protection Agency adopted under CERCLA.

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Seller: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, liquidation or other disposition of assets and/or liabilities that, individually or in the aggregate, constitute 10% or more of the net revenues, net income or assets of Seller in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of Seller Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder involving Seller): (i) a merger, consolidation, share exchange, business combination or any similar transaction; (ii) a sale, lease, exchange, mortgage, pledge, transfer, liquidation or other disposition of assets and/or liabilities that, individually or in the aggregate, constitute 10% or more of the net revenues, net income or assets of Seller in a single transaction or series of transactions; (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of Seller Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) an agreement or commitment by Seller to take any action referenced above.

 “Agents” has the meaning set forth in Section 6.03(a).

“Agreement” has the meaning set forth in the preamble to this Agreement, as this Agreement may be amended or modified from time to time in accordance with Section 9.02.

“Bank Merger Agreement” has the meaning set forth in Section 2.01.

 “BOLI” has the meaning set forth in Section 4.14(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Vermont are authorized or obligated to close.

“Buyer” means Community Bancorp., as set forth in the preamble to this Agreement.

“BuyerBank” means Community National Bank, as set forth in the preamble to this Agreement.

“Buyer Bank Board” means the Board of Directors of Buyer Bank.

“Buyer Benefit Plan” has the meaning set forth in Section 6.09(a).

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Disclosure Schedule” means a disclosure schedule delivered by Buyer to Seller on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article V or its covenants in Article VI.

“Buyer Financial Statements” has the meaning set forth in Section 5.08.

“Buyer Special Payment” shall have the meaning set forth in Section 8.02(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of Seller Stock.

 “Closing” and “Closing Date” have the meanings set forth in Section 2.08(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“CRA” has the meaning set forth in Section 4.11(a).

“Confidentiality Agreement” means the confidentiality agreements between Seller and Buyer Bank (on behalf of itself and Buyer) dated July 12, 2007.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, repurchase agreement, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indices, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Dissenting Shares” has the meaning set forth in Section 3.04.

“EffectiveDate” has the meaning set forth in Section 2.08(a).

“EffectiveTime” has the meaning set forth in Section 2.08(a).

“Environmental Documents” has the meaning set forth in Section 4.18 (viii)

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, storage, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) CERCLA; the Resource Conversation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.16(c).

 “Exchange Agent” has the meaning set forth in Section 3.05(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, economic poisons, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

“Informational Systems Conversion” has the meaning set forth in Section 6.13.

 “Insurance Policies” has the meaning set forth in Section 4.27(a).

“Intellectual Property” means as to Seller (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing, and includes any of the foregoing relating to any name under which Seller previously conducted business; (ii) patents; (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) Software; and (v) Seller’s proprietary interest in any technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers or directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any other Person (including any Governmental Authority) or any other written notice or correspondence received by that Person.

“Leases” has the meaning set forth in Section 4.23(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.22(a).

 “Material Adverse Effect” means (a) with respect to Seller, any effect that is or could reasonably be expected to be material and adverse to the financial position, results of operations or business of Seller or that could reasonably be expected to materially impair the ability of Seller to perform its obligations under this Agreement or otherwise materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, and (iii) changes in general economic conditions; and (b) with respect to Buyer, any effect that could reasonably be expected to materially impair the ability of Buyer to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“MergerConsideration” means the cash consideration to be paid by Buyer for each share of Seller Stock, as provided in Section 3.02.

“NBA” means the National Bank Act, as amended, codified at 12 USC §§ 1 et seq.

 “OCC” means the United States Office of the Comptroller of the Currency.

“OREO” has the meaning set forth in Section 4.09(b)(viii).

“Patriot Act” has the meaning set forth in Section 4.13(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, joint venture, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement” means the proxy statement of Seller, satisfying all requirements of applicable corporate, securities and banking laws, together with any amendments and supplements thereto, prepared by Seller and delivered to holders of Seller Stock in connection with the solicitation of their approval of this Agreement.

“Regulatory Order” has the meaning set forth in Section 4.11(b).

“Rights” means, with respect to Seller, (i) warrants, options, rights, convertible securities and other arrangements or commitments which obligate Seller to issue or dispose of any of its capital stock or other ownership interests; (ii) any right issued or created by Seller, payable (now or in the future) in cash based upon or in reference to the trading price or value of Seller Stock, or changes in such trading price or value, including, without limitation, restricted stock units, stock appreciation limits and phantom stock.

“SEC” means the United States Securities and Exchange Commission.

“Seller Board Package” means any materials distributed to the members of Seller’s Board of Directors in connection with any regular or special board meeting or action by written consent of directors, including, without limitation, as applicable, agendas, draft minutes, financial reports, audit reports, management reports and other information, contracts and policies and procedures, but not including any material properly excludable under Section 6.12.

“Seller” means LyndonBank, as set forth in the preamble to this Agreement.

“Seller Benefit Plans” has the meaning set forth in Section 4.16(a).

“Seller Board” means the Board of Directors of Seller.

“Seller Disclosure Schedule” means a disclosure schedule delivered by Seller to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article VI.

 “Seller Employees” has the meaning set forth in Section 4.16(a).

“Seller ESOP” means the Employee Stock Purchase Plan maintained by Seller for the benefit of its employees.

“Seller Financial Statements” has the meaning set forth in Section 4.07.

“Seller Intellectual Property” has the meaning set forth in Section 4.24.

“Seller Loan Property” has the meaning set forth in Section 4.18.

“Seller Pension Plan” has the meaning set forth in Section 4.16(b).

“Seller Shareholder Meeting” has the meaning set forth in Section 6.05.

“Seller Special Payment” shall have the meaning set forth in Section 8.02(b).

“Seller Stock” means the common stock, $0.50 par value per share, of Seller.

“Settlement Agreement” has the meaning set forth in Section 6.09(e).

“ShareholderAgreement” has the meanings set forth in the recitals to this Agreement.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party to this Agreement, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“SuperiorProposal” means, with respect to Seller, any bona fide written proposal made by a Person not a party to this Agreement to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Stock then outstanding, or all or substantially all of the assets of Seller, and otherwise (a) on terms which Seller Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Seller’s shareholders than the transaction contemplated by this Agreement, and (b) that constitutes a transaction that, in Seller Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, deposits, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“TaxReturns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 8.01(f).

“Title 11A” has the meaning set forth in Section 3.04.

“VBC” means the Vermont banking code, codified at Title 8, Part 5, of the Vermont Statutes Annotated, Chapters 200 et seq.

“VBD” means the Vermont Department of Banking, Insurance, Securities and Health Care Administration.

ARTICLE II

THE MERGER

Section 2.01 Terms of the Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer Bank, and Buyer Bank shall be the surviving entity (hereinafter sometimes referred to as the “SurvivingBank”) and shall continue to be governed by the laws of the United States. Buyer will cause Buyer Bank to, and Seller shall, execute and deliver a Bank Merger Agreement substantially in the form attached to this Agreement as Exhibit B (“BankMerger Agreement”). As part of the Merger and except as otherwise provided in Section 3.01 hereof, all outstanding shares of Seller Stock shall, at the Effective Time, be cancelled and converted into the right to receive the Merger Consideration pursuant to the terms of the Bank Merger Agreement and Article III hereof.

Section 2.02 Alternative Structure.

Buyer may, at any time prior to the Effective Time, change the method of effecting the combination of Buyer and Seller (including the provisions of this Article II) if and to the extent it reasonably deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or form of or the number of shares of Seller Stock entitled to be exchanged for the Merger Consideration; or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Buyer makes such a change, Seller agrees to execute an appropriate amendment to this Agreement reasonably satisfactory to Seller, and to execute such other documents in order to reflect such change as Buyer may reasonably request.

Section 2.03 Name of the Surviving Bank.

The name of the Surviving Bank upon consummation of the Merger shall be “Community National Bank.”

Section 2.04 Charter and Bylaws of the Surviving Bank.

The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Buyer Bank as in effect immediately prior to consummation of the Merger.

Section 2.05 Directors and Officers of the Surviving Bank.

Except as provided in this Section 2.05, the directors and officers of the Surviving Bank immediately after the Effective Time shall consist of the directors and officers of Buyer Bank in office immediately prior to the Effective Time.  At the Effective Time, the number of persons constituting the Board of Directors of Surviving Bank shall be increased by one member to be selected by Buyer from the Seller Board, to serve (subject to qualification under 12 CFR 7.2005, and compliance with 12 CFR 7.2008) for a term to expire at the Surviving Bank’s next annual meeting, and thereafter renominated and elected to such position for at least one additional one year term.

Section 2.06 Authorized Capital Stock.

The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the articles of association of Buyer Bank immediately prior to the Merger.

Section 2.07 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided under the NBA, the VBC, and the regulations promulgated thereunder, and in the Bank Merger Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Seller shall cease and all of the assets, rights, privileges, powers, franchises, properties, debts, liabilities, obligations, restrictions, and duties of Seller shall be vested in and assumed by Buyer Bank, by operation of law and without further instrument of transfer or assumption.

Section 2.08 Effective Date and Effective Time; Closing.

(a)Effective Date and Time.  Subject to the terms and conditions of this Agreement, Buyer will, and will cause Buyer Bank to, take all actions and make all such filings as may be required to consummate the Merger under applicable laws and regulations. The Merger provided for herein shall become effective after satisfaction or waiver of all conditions set forth herein, on such date (the “EffectiveDate”) and at such time (the “EffectiveTime”) as the parties may agree upon and as specified in the OCC’s certification of Merger issued pursuant to 12 USC § 215a and applicable rules and regulations of the OCC.

(b)Closing.  A closing (the “Closing”) shall take place on the business day immediately preceding the Effective Time at 10:00 a.m., Eastern time, at the principal offices of Buyer in Derby, Vermont, or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Seller the certificates and other documents required to be delivered under Article VII hereof.

Section 2.09 Additional Actions.

If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, instruments, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, evidence or record or otherwise, in Buyer Bank its right, title or interest in, to or under any of the assets, rights, properties, franchises, powers or privileges of Seller, or (ii) otherwise carry out the purposes of this Agreement, Seller and its officers and directors shall be deemed to have granted to each of Buyer and Buyer Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments or assurances in law or any other acts as are necessary or desirable to (A) vest, perfect or confirm, of record or otherwise, in Buyer Bank all of Seller’s right, title or interest in, to or under any of the assets, rights, properties, franchises, powers or privileges of Seller or (B) otherwise carry out the purposes of this Agreement, and the officers and directors of each of Buyer and Buyer Bank are authorized in the name of Seller or otherwise to take any and all such action in the name and on behalf of the Seller.

Section 2.10 Absence of Control.

Notwithstanding any other specific provision of this Agreement, it is the intent of the parties that neither Buyer nor Buyer Bank by reason of this Agreement (including its Exhibits) shall be deemed to have power to control, directly or indirectly, Seller or to exercise, directly or indirectly, a controlling influence over the management or policies of Seller until the Effective Time.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration; Effect on Seller Stock.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of Seller Stock held in the treasury of Seller and each share of Seller Stock owned by Buyer or any direct or indirect wholly owned Subsidiary of Buyer or of Seller immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of Seller Stock issued and outstanding immediately prior to the Effective Time shall cease to exist and (except for Dissenting Shares, which shall be governed by Section 3.04) shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article III.

Section 3.02 Cash Consideration.

Each issued and outstanding share of Seller Stock that is to be converted into the right to receive the Merger Consideration under the terms of Section 3.01 shall be converted into the right to receive a cash payment of $25.25, without interest (the “Merger Consideration”).

Section 3.03 Rights as Shareholders; Stock Transfers.

At the Effective Time, holders of Seller Stock shall cease to be, and shall have no rights as, shareholders of Seller other than the right to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Seller of shares of Seller Stock.

Section 3.04 Dissenting Shares.

At the Effective Time, each outstanding share of Seller Stock the holder of which has perfected his or her right to dissent from the Merger under the VBC and Title 11A of the Vermont Statutes Annotated (“Title 11A”) and has not withdrawn, waived or otherwise lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the VBC and Title 11A. If any holder of Dissenting Shares shall fail to perfect or shall have withdrawn, waived or otherwise lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted at the Effective Time into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 3.02 hereof. Seller shall give Buyer prompt notice upon receipt by Seller of any written demands for payment of the fair value of shares of Seller Stock and of withdrawals of such demands and any other instruments provided pursuant to Title 11A. Any payments made in respect of Dissenting Shares shall be made by Buyer or Surviving Bank.

Section 3.05 Exchange of Certificates; Payment of the Consideration.

(a)  Appointment of Exchange Agent.  Buyer shall appoint an agent, which shall be reasonably acceptable to Seller (the “Exchange Agent”) for the purpose of exchanging the Certificates for the Merger Consideration.

(b)Transmittal Letter.  Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Buyer shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Seller Stock (other than Dissenting Shares) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto and accompanied by any required documentation of ownership or authority, the holder of such Certificate shall promptly be provided in exchange therefor a check in the amount of the aggregate Merger Consideration to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to the Merger Consideration.

(c) Payment to Other than Record Owner. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Merger Consideration in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)Withholdings.  The Exchange Agent, Buyer or Buyer Bank shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, Buyer or Buyer Bank, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(e) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in acceptable form by the Person making such claim and the posting by such Person of a bond in such reasonable amount as the Buyer, the Surviving Bank or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Buyer shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of Seller Stock formerly represented by such Certificate pursuant to this Article III.

(f)Unclaimed Merger Consideration. Until the six (6) month anniversary of the Effective Time, Buyer shall make available on a timely basis or cause to be made available to the Exchange Agent cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required to the holders of Seller Stock in exchange for Certificates pursuant to this Article III. Upon such six (6) month anniversary, any such cash remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Buyer. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article III shall thereafter be entitled to look exclusively to Buyer and Buyer Bank, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article III. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent, Buyer Bank nor either of the parties hereto shall be liable to any holder of Seller Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer, Buyer Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(g) Dividends.  Seller may pay its regular quarterly dividend with respect to Seller Stock to its shareholders for each quarter ending on or prior to the Effective Time, provided that in no event shall the dividend exceed the lesser of $0.18 or core net earnings arising from its business of collecting deposits, making loans and providing banking services to its customers, excluding (i) gains or losses from securities transactions or from sales of other assets other than loan sales in the ordinary course of business; and (ii) extraordinary expenses associated with the transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer and Buyer Bank that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be true, correct and complete as of such earlier date.  Seller Disclosure Schedules are arranged in sections corresponding to the sections and subsections of this Article IV, and disclosure in one section of Seller Disclosure Schedules shall constitute disclosure for all sections of Seller Disclosure Schedules to the extent to which the applicability of such disclosure is reasonably apparent.  The Seller Disclosure Schedules shall be kept confidential by the parties in accordance with the Confidentiality Agreement.

Section 4.01 Organization, Good Standing and Authority of Seller.

Seller is a Vermont-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Vermont, with its principal banking office in Lyndonville, Vermont. Seller’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Seller when due. Seller is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Seller Disclosure Schedule 4.01 as of the date hereof.

Section 4.02 Seller Capital Stock.

The authorized capital stock of Seller consists solely of 3,000,000 shares of common stock, par value $0.50 per share, of which 1,058,131.6 shares are issued and outstanding, and 248,668.4 shares are held in treasury, as of the date hereof. There are no other authorized classes of Seller capital stock.  The outstanding shares of Seller Stock have been duly authorized and validly issued and are fully paid and non-assessable. Seller does not have any Rights issued or outstanding with respect to Seller Stock.  Seller does not have any commitment to (i) authorize, issue or sell any Seller Stock or Rights; or (ii) to repurchase or redeem or otherwise reacquire any shares of Seller Stock.  All stock repurchases effected by Seller at any time since January 1, 2004 are listed on Seller Disclosure Schedule 4.02, including the date of the repurchase, the name and address of the seller (if known by Seller), the number of shares repurchased and the repurchase price per share.  Seller Disclosure Schedule 4.02 contains a complete listing of (i) each Person known to Seller to own of record or beneficially, ten percent (10%) or more of the issued and outstanding Seller Stock; and all shares held in the Seller ESOP, including a listing of each participant in such plan and the number of shares allocated to each such participant and the number of shares held in the plan but not yet allocated to participants.

Section 4.03 Subsidiaries.eller has no Subsidiaries and does not hold any minority equity interest in any affiliated entity.

Section 4.04 Corporate Power; Documents and Records; Licenses and Qualifications.

(a)Corporate Power. Seller has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Seller’s shareholders of this Agreement.

(b)Documents and Records. Seller has previously delivered or made available to Buyer a complete and correct copy of its Articles of Association, Bylaws and similar organizational documents as in effect as of the date of this Agreement.  Seller is not in violation of its Articles of Association, Bylaws or similar organizational documents.  Seller’s minute books constitute a complete and correct record of all actions taken by its board of directors (and each committee thereof) and its shareholders.

(c)  Licenses and Qualifications.  Seller is duly licensed and qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business require it to be so licensed or qualified.  A complete and accurate list of such jurisdictions is set forth in Seller Disclosure Schedule 4.04(c).  All employees of Seller who are required under applicable law to hold a special qualification or license due to the nature of their functions, including without limitation, functions relating to the offer or sale of insurance or securities and the provision of investment advice, are duly qualified and licensed.  Seller Disclosure Schedule 404(c) contains a listing of the name, business location and type of license of each Seller employee who holds any such qualification or license.

(d)  Branch Facilities.  Seller Disclosure Schedule 4.04(d) lists all branch facilities of Seller approved for operation by the VBD and the FDIC, including any temporary branch, mobile branch or messenger service.  All of Seller’s branch facilities have been duly authorized by the VBD and the FDIC.

Section 4.05 Corporate Authority.

Subject to the approval of this Agreement by the shareholders of Seller, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Seller and Seller Board on or prior to the date hereof.  Seller Board has directed that this Agreement be submitted to Seller’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Stock, no other vote of the shareholders of Seller is required by law, the Articles of Association of Seller, the Bylaws of Seller or otherwise to approve this Agreement and the transactions contemplated hereby. Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by bank insolvency, reorganization, moratorium and fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 Regulatory Approvals; No Defaults.

Except as set forth in Seller Disclosure Schedule 4.06,

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or any Person not a party to this Agreement are required to be made or obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the VBC and FDIC, and (ii) the approval of this Agreement by the a majority of the holders of the outstanding shares of Seller Stock.

(b) Subject to receipt, or the issuance, of the consents, approvals, waivers and filings referred to in the preceding subsection and in Section 7.01(a) hereof, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Seller, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Association or Bylaws of Seller, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, or to any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, in circumstances where such violation, conflict, breach or loss of benefit would entitle any Person to a payment from Seller or to damages, in each case in excess of $10,000.

Section 4.07 Financial Statements.

Seller has previously delivered to Buyer copies of (i) the audited statements of condition of Seller as of December 31 for each of the fiscal years  2004 through 2006, and the related statements of income, changes in shareholders’ equity and cash flows for each of such fiscal years; and (ii) the unaudited statements of condition of Seller as of March 31, 2007 and June 30, 2007, and the related unaudited statements of income, cash flows and changes in shareholders’ equity for the three-month and six-month periods then ended (together, the “Seller Financial Statements”). The Seller Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Seller for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Seller have been, and are being, maintained in accordance with GAAP and any other applicable legal, regulatory and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Any financial statements of Seller included in the Seller Board Packages to be delivered by Seller to Buyer pursuant to Section 6.12 of this Agreement will be complete in all material respects and not misleading.

Section 4.08 Absence of Undisclosed Liabilities.

Seller Disclosure Schedule 4.08 contains to Seller’s Knowledge a listing of all material contingent or other liabilities in excess of $25,000 not reflected in the Seller Financial Statements as of June 30, 2007.  Except for (i) liabilities fully reflected and reserved for in accordance with GAAP in the Seller Financial Statements for the year ended December 31, 2006, and (ii) liabilities incurred since December 31, 2006 in the ordinary course of business, Seller does not have any obligation or liability (contingent or otherwise), nor has any development occurred, that constitutes a Material Adverse Effect on Seller, individually or in the aggregate.

Section 4.09 Absence of Certain Changes or Events.

(a) Since December 31, 2006, Seller has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(b) Except as set forth in Seller Disclosure Schedule 4.09(b), since December 31, 2006, Seller has not

(i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable, now or in the future, to any current or former officer, employee or director from the amount thereof in effect on December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid, or promised to pay, any bonus to any such person;

(ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Seller’s capital stock, other than quarterly cash dividends declared on March 21, 2007 and June 20, 2007, each in the amount of $0.18 per share;

(iii) effected or authorized any split, combination or reclassification of any of Seller’s capital stock, change in par value or any issuance of any securities, nor has it issued any other securities in respect of, in lieu of or in substitution for shares of Seller’s capital stock;

(iv) changed any accounting methods (or underlying assumptions), principles or practices of Seller affecting its assets, liabilities, income or expenses or business, including without limitation, any reserving, renewal or residual method, practice or policy;

(v) made any tax election by Seller or any settlement or compromise of any income tax liability by Seller;

(vi) made any material change in Seller’s policies, procedures or practices relating to its acquisition, disposition or management of its assets and liabilities, including any change in its policies, procedures or practices relating to Seller’s (i) Loan underwriting standards, origination, purchase, sale and servicing (including purchases and sales of servicing rights) activities or hedging activities; (ii) investment portfolio, securities valuation methods and impairment analysis; and (iii) asset/liability and interest rate risk management;

(vii) except for supplies or equipment purchased in the ordinary course of business, made any capital expenditures exceeding individually or in the aggregate $25,000;

(viii) made any write-down in excess of $25,000 with respect to any of its Loans or other real estate owned (“OREO”);

(ix) effected any sale, assignment or transfer of any assets in excess of $25,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed in Seller Disclosure Schedules;

(x) paid or made any accrual or arrangement for payment of bonuses or special compensation or any kind or any severance or termination pay to any of Seller’s directors, officers or employees, including compensation due upon or as a result of any change in control of Seller;

(xi) received any adverse notice, report or criticism from any Governmental Authority;

(xii) suffered any strike, organized work stoppage, slow-down or other labor disturbance;

(xiii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization;

(xiv) had any union organizing activities;

(xv) effected any involuntary termination of any officer or employee through the date of this Agreement, except in circumstances in which Seller obtained from the terminated Person a valid and enforceable settlement agreement and release of any and all employment related claims against Seller; or

(xvi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing other than an agreement or commitment previously disclosed in Seller Disclosure Schedule 4.09(b).

Section 4.10 Financial Controls and Procedures.

During the periods covered by the Seller Financial Statements, Seller has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations and in accordance with applicable policies and procedures, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Seller’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller or its accountants.

Section 4.11 Governmental Filings and Regulatory Matters.

(a) Regulatory Reports, Examinations, Etc. Seller has timely filed all reports, registrations, schedules and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with the VBD, FDIC or any other Governmental Authority (the “Seller Reports”), and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates, each of the Seller Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).  Any financial statement contained in any of the Seller Reports fairly presented in all material respects the financial position of Seller and was prepared in accordance with GAAP or applicable banking regulations.  Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Seller, and except as set forth in Seller Disclosure Schedule 4.11(a), no Governmental Authority has initiated, or threatened to initiate, any proceeding, or to Seller’s Knowledge, any investigation, into the business or operations of Seller, since December 31, 2003. Other than as set forth in Seller Disclosure Schedule 4.11(a), there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Seller. Seller is “well capitalized” as defined in applicable laws and regulations, and Seller has a rating under the federal Community Reinvestment Act of 1977, as amended (“CRA”) of “outstanding” as of last CRA examination.

(b) Regulatory Orders. Except as set forth in Seller Disclosure Schedule 4.11(b), neither Seller, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar written arrangement with, or a board resolution or commitment letter or similar written submission or undertaking to, or extraordinary supervisory letter from (each a “Regulatory Order”), any Governmental Authority charged with the supervision or regulation of (i) financial institutions; (ii) insurance of financial institution deposits; (iii) issuers or sellers (including brokers and dealers) of securities; (iv) securities offerings; (v) transfer agents; (vi) investment advisors; or (vii) insurance underwriting, sales or agents; or (viii) any other financial product or service. Seller has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.  Except as set forth on Seller Disclosure Schedule 4.11(b), there are no unresolved violations, criticisms or exceptions by any Governmental Authority with respect to any report or statement relating to any examinations of Seller.

Section 4.12 Legal Proceedings.

(a) Pending or Threatened Proceedings. Except as set forth in Seller Disclosure Schedule 4.12(a), or otherwise disclosed on Seller Disclosure Schedule 4.11(b), there are no pending or, to Seller’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (including counterclaims in any litigation instituted by Seller), actions or governmental or regulatory investigations of any nature against Seller.

(b)Material Proceedings. Seller is not a party to any, nor are there any pending or, to Seller’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller in which, to Seller’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Seller or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)Orders. There is no injunction, order, judgment or decree imposed upon Seller, or the assets of Seller, and Seller has not been advised of, or is not aware of, the threat of any such action.

(d) Proceedings Involving Shareholders and Insiders. Seller Disclosure Schedule 4.12(d) (i) lists all legal and administrative proceedings involving as a plaintiff, defendant or subject any current or former director of Seller in his capacity as such director or officer, and (ii) shareholder derivative actions brought in the name of Seller, each case instituted at any time since January 1, 1990. All matters listed on Seller Disclosure Schedule 4.12(d) have been finally adjudicated, resolved and settled through final judgment or enforceable release or settlement agreement and Seller has no reason to believe that any additional or related claims may be asserted by any person against Seller, its officers or directors, or any corporate successor of Seller.  Seller Disclosure Schedule 4.12(d) lists all claims for indemnification made against Seller (however asserted) by any current or former director or officer of Seller at any time since January 1, 1990.

Section 4.13 Compliance With Laws.

(a) Applicable Laws.  To Seller’s Knowledge, Seller is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to Seller and its business or to the employees conducting Seller’s business, including, without limitation, the federal Equal Credit Opportunity Act, as amended, the federal Fair Housing Act, as amended, the CRA, the federal Home Mortgage Disclosure Act, the federal Bank Secrecy Act of 1970, as amended, the federal Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”) and all other federal, state and local laws applicable to Seller’s business, and to Seller’s activities as a transfer agent for the Seller Stock.  Seller does not serve as a transfer agent or registrar with respect to the capital stock or securities of any other issuer.

(b) Permits, Licenses, Etc. To Seller’s Knowledge, Seller has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s Knowledge, no suspension, cancellation or expiration of any of them is threatened or imminent.

(c)Governmental Notifications. Except as set forth in Seller Disclosure Schedule 4.13(c), Seller has not received, since December 31, 2003, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any federal, state or local statutes, regulations or ordinances; or (ii) threatening to limit or revoke any license, franchise, permit or governmental authorization (nor, to Seller’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.14 Material Contracts; Defaults.

(a) Except as set forth in Seller Disclosure Schedule 4.14(a), Seller is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral)

(i) with respect to the employment of any directors, officers, employees or consultants;

(ii) which would entitle any present or former director, officer, employee or agent of Seller to (A) indemnification from Seller, (B) any claim on specific assets of Seller, including any claim to any bank owned life insurance (“BOLI”) or the proceeds thereof, or (C) any payment or benefits the vesting of which is directly or indirectly contingent on a change in control of Seller;

(iii) which is a consulting agreement (including data processing, Software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $5,000 per annum;

(iv) which contains any covenant that limits the ability of Seller to compete in any line of business or with any Person, or that involves any restriction on the geographic area in which, or method by which Seller (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency);

(v) pursuant to which Seller may become obligated to invest in or contribute capital to any entity;

(vi) that relates to borrowings of money (or guarantees thereof) by Seller in excess of $25,000, other than advances from the FHLB or securities sold under agreements to repurchase with a maturity of thirty-one days or less and entered into in the ordinary course of business; or

(vii) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $15,000 on an annual basis.

Seller has previously delivered or made available to Buyer true, complete and correct copies of each such contract or other document or instrument.

(b) To Seller’s Knowledge,

(i) Seller is not in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, and

(ii) no other party to any such contract, agreement, commitment, arrangement, lease, insurance policy or other instrument (excluding any loan or extension of credit made by Seller) is in default in any material respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Seller; and

(iii) no power of attorney or similar authorization given directly or indirectly by Seller is currently outstanding.

Section 4.15 Brokers.

Neither Seller nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Seller has engaged, and will pay a fee or commission to, Stifel, Nicolaus & Company, Incorporated in an amount which shall not exceed one percent (1.0%) of the Merger Consideration, out-of-pocket expenses and indemnity payments, if any, in accordance with the terms of a letter agreement between Seller and Stifel, Nicolaus & Company, Incorporated, a true, complete and correct copy of which has been previously delivered by Seller to Buyer.

Section 4.16 Employee Benefit Plans.

(a)Seller Plans. All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Seller (the “Seller Employees”) and current or former directors of Seller including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Seller Benefit Plans”), are identified in Seller Disclosure Schedule 4.16. Seller has delivered to Buyer true, correct and complete copies of all Seller Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Seller Benefit Plans and all amendments thereto, together with, where applicable, copies of the most recent IRS determination letter, Summary Plan Description and IRS Form 5500 or 5500-C for the most recently completed year for each such plan.

(b) Compliance of Plans. All Seller Benefit Plans covering Seller Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Seller Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to Seller’s Knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Seller Pension Plan under Section 401(a) of the Code. There is no pending or, to Seller’s Knowledge, threatened litigation or Governmental Authority enforcement action relating to the Seller Benefit Plans. Seller has not engaged in a transaction with respect to any Seller Benefit Plan or Seller Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)Absence of Certain Liabilities. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Seller, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Seller has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d)Contributions. All contributions required to be made under the terms of any Seller Benefit Plan have been timely made or have been reflected on the financial statements of Seller. No Seller Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Seller has not provided, and is not required to provide, security to any Seller Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Seller has not contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(e)Retiree Health and Life Benefits. Except as set forth in Seller Disclosure Schedule 4.16(e), Seller has no obligations for retiree health and life benefits under any Seller Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  Subject to applicable laws, Seller may amend or terminate any such Seller Benefit Plan at any time without incurring any liability thereunder.

(f)Effect on Certain Compensation Arrangements. Except as set forth in Seller Disclosure Schedule 4.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Seller Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Seller Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Seller Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(g)Deferred Compensation Plans.  Seller Disclosure Schedule 4.16(g) lists all plans or arrangements that Seller has been advised may be deemed to constitute a deferred compensation plan or arrangement under Section 409A of the Code.  Each Seller Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. Any voluntary election by a participant to defer post-2004 compensation into any such deferred compensation plan was effected in a time and manner in compliance with Section 409A of the Code.

(h) Certain Compensation Arrangements.  Seller Disclosure Schedule 4.16(h) contains (i) a calculation of the estimated payments that will become due, as a result of a change in control of Seller, to each Person who is a party to any employment contract or other agreement with Seller; and (ii) a listing of all post-retirement compensation or benefits or compensation (including consulting contracts) payable to any current or former director or officer of Seller, whether or not related to a change in control of Seller.

Section 4.17 Labor Matters.

Seller is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended or any similar state law or regulation) or seeking to compel Seller to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Seller’s Knowledge, threatened, nor is Seller aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.18 Environmental Matters.

Except as set forth on Seller Disclosure Schedule 4.18,

(i) To Seller’s Knowledge, no real property (including buildings or other structures) currently or formerly owned, leased or operated by Seller, or any property in which Seller has held a security interest, Lien or a fiduciary or management role (“Seller Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(ii) To Seller’s Knowledge, Seller is in compliance with applicable Environmental Law;

(iii) To Seller’s Knowledge, Seller has not been deemed the owner or operator of, or participated in the management regarding Hazardous Substances of, any Seller Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(iv) To Seller’s Knowledge, Seller has no liability for any Hazardous Substance disposal or contamination on any third party property;

(v) Seller has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

(vi) Seller is not, and has not been, subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

(vii) To Seller’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Seller, any currently or formerly owned or operated property, or any Seller Loan Property, that could reasonably be expected to (i) result in any claims, liability or investigations against Seller, (ii) result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or (iii) adversely affect the value of any Seller Loan Property;

(viii) Seller has (A) delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it (“Environmental Documents”) relating to Seller and any currently or formerly owned or operated property or relating to any Seller Loan Property with respect to which notice of violation of Environmental Laws has been issued by any Governmental Authority; and (B) delivered or made available to Buyer copies of all Environmental Documents relating to any Seller Loan Property not referred to in clause (viii)(A) of this Section 4.18.

(ix) There is no litigation pending or, to Seller’s Knowledge, threatened before any court, Governmental Authority or board or other forum in which any defendant or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release into the environment of any Hazardous Material, on or involving any property now or formerly owned or leased by Seller or any current or former Seller Loan Property; and

(x) To Seller’s Knowledge, there are no underground storage tanks on, in or under any Seller Loan Property that are not in compliance with Environmental Laws.

Section 4.19 Tax Matters.

(a) Filed Returns.  Seller has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Seller and which Seller is contesting in good faith. Seller is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Seller Disclosure Schedule 4.19(a), Seller does not currently have any open tax years. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.

(b) Tax Payments.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)Audits and Notices. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to Seller’s Knowledge  are pending with respect to Seller. Seller has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller.

(d)Copies of Returns. Seller has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended December 31, 2006, 2005, 2004 and 2003. Seller has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Seller filed for the years ended December 31, 2006, 2005, 2004 and 2003. Seller has timely and properly taken such actions in response to and in compliance with notices Seller has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) No Waivers or Extensions. Except as set forth on Seller Disclosure Schedule 4.19(a).  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Certain Assurances. Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not a party to or bound by any Tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Unpaid Taxes. The unpaid Taxes of Seller (i) did not, as of the end of the most recent period covered by Seller’s call reports filed with the FDIC prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in such call reports (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time up to the Effective Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Since the end of the most recent period covered by Seller’s call reports filed prior to the date hereof, Seller has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)No Adjustments. Seller shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 4.20 Investment Securities.

(a)Portfolio Securities.  Seller has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller. Seller Disclosure Schedule 4.20(a) sets forth the book and fair values as of June 30, 2007 of the investment securities, mortgage backed securities and securities held for sale of Seller, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.  All securities that, as of such date, were considered “other than temporarily impaired” under GAAP are recorded at their fair values in the Company’s financial statements as of June 30, 2007.  As used in this Agreement, the terms “book value” and “fair value” shall have the same meanings as defined in GAAP.

(b) No Restrictions. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Seller is subject to any restriction (contractual or statutory) or adverse contractual features that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(c) Investment Policies, Etc. Seller employs investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of its businesses.  Seller has previously furnished to Buyer a true and correct copy of Seller’s investment policies, practices and procedures.

Section 4.21 Derivative Transactions.

(a)Compliance of Transactions.  To Seller’s Knowledge, all Derivative Transactions entered into by Seller or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Seller has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Seller’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Certain Assurances. Except as set forth in Seller Disclosure Schedule 4.21, no Derivative Transactions, were it to be a Loan held by Seller, would be classified under Seller’s asset rating system as currently in effect as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Seller under or with respect to each such Derivative Transactions has been reflected in the books and records of Seller in accordance with GAAP consistently applied, and no open exposure of Seller with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 4.22 Loans; Nonperforming and Classified Assets.

(a)Seller Loans. Except as set forth in Seller Disclosure Schedule 4.22(a), as of the date hereof, Seller is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2007, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Seller, or to Seller’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Seller Disclosure Schedule 4.22(a) identifies (A) each Loan that as of June 30, 2007 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “Discuss Only” or words of similar import by Seller or as a consequence of an examination of Seller by the FDIC or VBD, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (B) each asset of Seller that as of June 30, 2007 was classified as OREO and the book value thereof.

(b) Loan Documents.  To Seller’s Knowledge, with respect to each Loan owned by Seller in whole or in part:

(i) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(ii) neither Seller nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents, released any collateral, given any assurance of forbearance or promised additional credit extensions to any borrower, except as otherwise disclosed and properly documented by written loan documents in the applicable Loan file;

(iii) Seller is the sole holder of legal and beneficial title to each Loan (or Seller’s applicable participation interest), except as otherwise referenced on the books and records of Seller;

(iv) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(v) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Compliance with Law.  To Seller’s Knowledge, neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Seller’s practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(d) Allowance for Loan Losses. The allowance for loan losses reflected in Seller’s audited balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in the Seller Financial Statements for periods ending after such date, in the opinion of Seller Board, was or will be adequate, as of the respective dates thereof, under GAAP.

 (e)No Recourse. Seller is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Seller to repurchase from any such Person any Loan or other asset of Seller, except for overnight repurchase agreements entered into in the ordinary course of Seller’s business.

Section 4.23 Tangible Properties and Assets.

(a) Owned Property.  Seller Disclosure Schedule 4.23(a) sets forth a true, correct and complete list of all real property owned by Seller and all items of personal property owned by Seller and having a book value as of June 30, 2007 in excess of $50,000. Except as set forth in Seller Disclosure Schedule 4.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Seller has good  title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b)Leased Property. Seller Disclosure Schedule 4.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property or any personal property where the annual lease payments for such personal property exceed $5,000 (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, Seller has not received a written notice of, and otherwise has no Knowledge of any, actual or alleged default or any actual or threatened termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Seller of, or material default by Seller in, the performance of any covenant, agreement or condition contained in any Lease, and to Seller’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Seller Disclosure Schedule 4.23(b), there is no pending or, to Seller’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to any of the real property that Seller uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Seller has paid all rents and other charges to the extent due under the Leases.

(c)Affiliate Arrangements.  Except as listed on Seller Disclosure Schedule 4.23(c), to Seller’s Knowledge, no current or former officer or director of Seller, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to Seller’s business or activities.

Section 4.24 Intellectual Property.

Seller Disclosure Schedule 4.24 sets forth a true, complete and correct list of all Intellectual Property that Seller is licensed or authorized to use in its business (collectively, the “SellerIntellectual Property”).  Seller owns or has a valid license to use all Seller Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software or other agreements relating to Seller Intellectual Property at standard commercial rates). To Seller’s Knowledge, the Seller Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Seller as currently conducted. Seller Intellectual Property owned by Seller, and to Seller’s Knowledge, all other Seller Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and Seller has not received notice challenging the validity or enforceability of Seller Intellectual Property. To Seller’s Knowledge, the conduct of the business of Seller does not violate, misappropriate or infringe upon the intellectual property rights of any third party.  To Seller’s Knowledge, the consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of the right of Seller to own or use any of the Seller Intellectual Property.

Section 4.25 Fiduciary Accounts.

Bank does not (i) have a trust department, (ii) exercise trust powers, or (iii) serve as trustee, guardian, conservator, administrator or executor for the person, estate or property of any person.  Since December 31, 2003, Seller has properly administered all accounts for which it served in any fiduciary capacity, including but not limited to Individual Retirement Accounts, Health Savings Accounts, Keogh Accounts and any other accounts for which it serves or served as an agent or custodian, in accordance with the terms of the governing account documents and applicable laws and regulations. To Seller’s Knowledge, neither Seller nor any of its directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. No claim has been made or threatened against Seller by or on behalf of any Person who was formerly the holder or beneficiary of a trust account or other fiduciary account administered by Seller, in connection with the sale of Seller’s trust department or otherwise, which alleges any breach of fiduciary duty, breach of contract, negligence or failure to comply with applicable law.

Section 4.26 Anti-takeover Provisions.

Seller has taken all actions required to exempt Buyer and Buyer Bank, this Agreement, the Bank Merger Agreement, and the Merger from any provisions of an anti-takeover nature contained in Seller’s organizational documents.

Section 4.27 Insurance.

(a) In the opinion of Seller Board, Seller is presently insured with reputable insurers for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Seller Disclosure Schedule 4.27(a) contains a list of all policies of insurance or indemnity carried and owned by Seller (the “Insurance Policies”) showing, as to each, the name of the insurance company and agent, the nature of the coverage, the policy limit, applicable deductions and retentions, the annual premium, the expiration date, and a summary of any pending claims thereunder involving $10,000 or more.  All of the insurance policies and bonds maintained by Seller are in full force and effect, Seller is not in default under any of such policies or bonds and all premiums or other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.  Except as set forth in Seller Disclosure Schedule 4.27, there has been no claim of indemnification made against Seller, whether or not successful, and whether or not covered by insurance in whole or in part, by any current or former director, officer or employee at any time since 1990.

(b) Seller Disclosure Schedule 4.27(b) sets forth a true, correct and complete description of each policy of BOLI owned by Seller, including as to each such policy the face amount, the cash surrender value as of the end of the month prior to the date hereof, and the monthly premium payment due.  All such BOLI has been purchased and maintained by Seller in compliance with all applicable federal and state laws, regulations and interpretive guidance of Governmental Authorities.  The value of such BOLI as of the date hereof is fairly and accurately reflected in the Seller Financial Statements in accordance with GAAP.

Section 4.28 Anti-Money Laundering, OFAC and Customer Information Security.

Seller is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause it (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, Chapter 200, Subchapter 5 of the BVC and Vermont Banking Regulation B-2001-01, as well as the provisions of any of Seller’s policies and procedures relating to any of the foregoing.  Seller is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause it to be required to undertake any remedial action. Seller Board has adopted, and Seller has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Seller has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 4.29 Interest Rate Risk Management.  Seller employs investment asset/liability and interest rate risk management policies, practices and procedures that are consistent with prevailing banking industry standards for institutions of similar type and business and that Seller believes are prudent and reasonable in the context of its business.  Seller has previously delivered to Buyer a copy of each such policy as in effect on the date hereof.  Except to the extent otherwise specifically set forth in Seller Disclosure Schedule 4.29, Seller is in conformance with each of such policies.

Section 4.30Opinion.  Seller Board has received the oral opinion of  its financial advisor, Stifel, Nicolaus & Company, Incorporated, to the effect that as of the date hereof the Merger Consideration is fair to the holders of Seller Stock from a financial point of view, which oral opinion will be confirmed in writing subsequent to the execution and delivery of this Agreement.

Section 4.31 Proxy Statement.

As of the date of the Proxy Statement and the dates of the meeting of the shareholders of Seller to which such Proxy Statement relates, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect; provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.32 Disclosure.

The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Except as set forth in the Buyer Disclosure Schedules, Buyer hereby represents and warrants to Seller that the following statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Article V), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.  Buyer Disclosure Schedules are arranged in sections corresponding to the sections and subsections of this Article V, and disclosure in one section of Buyer Disclosure Schedules shall constitute disclosure for all sections of Buyer Disclosure Schedules to the extent to which the applicability of such disclosure is reasonably apparent.

Section 5.01 Organization, Good Standing and Authority of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont, with its principal office in Derby, Vermont.  Buyer is duly registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 5.02 Organization, Standing and Authority of Buyer Bank.

Buyer Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with its principal banking office in Derby, Vermont. Buyer Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of each of the Federal Reserve System and the FHLB.

Section 5.03 Buyer Capital Stock.

The authorized capital stock of Buyer consists of (i) 10,000,000 shares of common stock, $2.50 par value per share, of which 4,145,067 shares are outstanding as of the date hereof and 209,510 shares held in treasury; (ii) 1,000,000 shares of preferred stock, without par value, none of which have been issued or are outstanding. The outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and non-assessable.

Section 5.04 Subsidiaries.

Buyer has no Subsidiaries other than Buyer Bank.

Section 5.05 Corporate Power; Licenses and Qualifications.

(a)  Corporate Power. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b)  Licenses and Qualifications.  Each of Buyer and Buyer Bank is duly licensed and qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business require it to be so licensed or qualified.

Section 5.06 Corporate Authority.

This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Buyer and Buyer Bank and Buyer Board and Buyer Bank Board on or prior to the date hereof.  No approval of the shareholders of Buyer is required to approve the transactions contemplated by this Agreement, including without limitation the issuance of any capital or debt instrument or the compliance with any regulatory order or requirement necessary to consummate such transactions.  Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of each of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 5.07 Regulatory Approvals; No Defaults.

(a) Regulatory Approvals.  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or Buyer Bank in connection with the execution, delivery or performance by Buyer or Buyer Bank of this Agreement, or to consummate the transactions contemplated hereby, except for filings of applications or notices with, and consents, approvals or waivers by, the OCC, the FRB and the VDB, which approvals may be subject to conditions, the burden and risk of which shall be borne by Buyer and Buyer Bank.  Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b)No Defaults. Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer and Buyer Bank and the Bank Merger Agreement by Buyer Bank, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or Buyer Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Buyer Bank, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or Buyer Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or Buyer Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 5.08 Financial Statements.

Buyer has previously made available to Seller copies of (a) the consolidated statements of condition of Buyer and Buyer Bank as of December 31 for the fiscal years 2006, 2005, and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2006, 2005, and 2004, in each case accompanied by the audit report of Berry, Dunn, McNeil & Parker, Buyer’s registered public accounting firm, and (ii) the unaudited consolidated statements of condition of Buyer as of March 31 and June 30, 2007 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month  and six-month periods then ended (the “Buyer Financial Statements”). The Buyer Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Buyer and Buyer Bank for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Buyer and Buyer Bank have been, and are being, maintained in accordance with GAAP and any other applicable legal, accounting and regulatory requirements and reflect only actual transactions. Berry, Dunn, McNeil & Parker has not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 5.09 Absence of Certain Changes or Events.

Except for (i) liabilities fully reflected and reserved for in accordance with GAAP in the Buyer Financial Statements for the year ended December 31, 2006, and (ii) liabilities incurred since December 31, 2006 in the ordinary course of business, Buyer does not have any obligation or liability (contingent or otherwise), nor has any development occurred, that constitutes a Material Adverse Effect on Buyer, individually or in the aggregate.

Section 5.10 Financial Controls and Procedures.

During the periods covered by the Buyer Financial Statements, Buyer and Buyer Bank have had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Buyer’s or Buyer Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer, Buyer Bank or its accountants.

Section 5.11 Regulatory Matters.

Each of Buyer and Buyer Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Buyer and Buyer Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of Buyer or Buyer Bank, investigation into the business or operations of Buyer or Buyer Bank which remains unresolved, since December 31, 2003. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Buyer or Buyer Bank. Buyer Bank is “well capitalized” as defined in applicable laws and regulations, and Buyer Bank has a CRA rating of “outstanding” as of its last CRA examination.

Section 5.12 Legal Proceedings.

(a) Pending or Threatened Proceedings. There are no pending or, to Buyer’s or Buyer Bank’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or Buyer Bank, other than litigation in the ordinary and usual course of Buyer’s and Buyer Bank’s business.

(b) Material Proceedings. Neither Buyer nor Buyer Bank is a party to any, nor are there any pending or, to Buyer’s or Buyer Bank’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or Buyer Bank in which, to Buyer’s or Buyer Bank’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Buyer or Buyer Bank or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) Orders. There is no injunction, order, judgment or decree imposed upon Buyer or Buyer Bank, or the assets of Buyer or Buyer Bank, and neither Buyer nor Buyer Bank has been advised of, or is aware of, the threat of any such action.

Section 5.13 Brokers.

Neither Buyer, Buyer Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Northeast Capital & Advisory, Inc., in accordance with the terms of a letter agreement between Buyer and Northeast Capital & Advisory, Inc.

Section 5.14 Financial Ability.

On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of Seller Stock pursuant to Article III hereof.

Section 5.15 Fairness Opinion.

The Buyer Board had received the written opinion its financial advisor, Northeast Capital and Advisory, Inc., to the effect that as of the date hereof the Merger Consideration is fair to the Buyer and its shareholders from a financial point of view.

Section 5.16 Disclosure.

The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Article V not misleading in any material respect.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.01 Conduct of the Business of Seller.

 (a)  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, and except as may be specifically required or permitted pursuant to this Agreement or as specifically described in Seller Disclosure Schedule 6.01(a), Seller shall do or perform the following actions:

(i)  conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, it being understood and agreed that the taking of any of the actions proscribed by Section 6.01(b) below shall be deemed to be not in the ordinary and usual course of business;

(ii) use all reasonable efforts to maintain its properties in good condition and repair and to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees and maintain satisfactory relationships with borrowers, depositors, other customers, vendors and others having business relationships with it;

(iii)  at Buyer’s request, use all reasonable efforts to cooperate with Buyer with respect to preparation for the combination and integration of the businesses, systems, work force and operations of Buyer and Seller, confer on a regular and frequent basis with one or more representatives of Buyer to report on operational and related matters, and permit Buyer to have reasonable access to Seller’s work force for training and integration purposes;

(iv)  file all reports, applications and other documents required to be filed by it with the FDIC, VBD and any other Governmental Authority and furnish to  Buyer copies of all such reports promptly after the same are filed;

(v) if requested by Buyer following satisfaction of all conditions for the Closing, and receipt by Seller of Buyer’s assurance that it is prepared to complete all of the transactions contemplated by this Agreement, sell or liquidate such securities in Seller’s investment portfolio on such terms as Buyer may specify;

(vi)  provide Buyer with monthly reports on its assets and liabilities (or subcategories thereof as Buyer may reasonably specify), financial condition and operations in such reasonable detail as Buyer may request;

(vii) maintain Seller’s books of account and other business and corporate records in the same manner and with the same care that such records have been maintained prior to the execution of this Agreement, and preserve all Seller’s books of account and other business and corporate records from prior periods.  Buyer may, at its own expense, make such copies of and excerpts from such records as it may deem desirable, except for such records or portions thereof relating to Seller Board deliberations and discussions relating to the process which has culminated in the execution and delivery of this Agreement and other records or portions thereof that Seller is not permitted to share under federal or state laws or regulations;

(viii)  consult with Buyer before renewing, extending, canceling or permitting to expire without renewal, any lease by Seller of real property or any material lease relating to furniture, fixtures, equipment or Software or programs or other Seller Intellectual Property, or other personal property;

(ix)  subject to any restrictions under applicable law or regulation, promptly notify Buyer of any emergency or other change in the normal course of its businesses or in the operation of its properties and of any governmental complaints, investigations or hearings or any communications indicating that the same may be contemplated;

(x)  prepare and deliver to Buyer at least forty-five (45) days prior to the Effective Time a full, updated listing and valuation of all post-retirement benefits and compensation payments as a result of the Merger, including an explanation of the calculations and assumptions; and

(xi)  comply with all federal, state and local laws applicable to its business, operations or properties.

(b) Negative Covenants.  During the period from the date of this Agreement to the Effective Time, Seller shall not do or cause or permit to be done, any of the following actions without the prior written consent of Buyer or Buyer Bank, as applicable:

(i)  engage or participate in any material transaction or incur or sustain any material obligation or liability in an amount exceeding $25,000 except in the ordinary, regular and usual course of its business consistent with past practices, including without limitation entering into any settlement agreement or understanding with respect to any material litigation matters;

(ii)  solicit or accept deposits at a rate of interest that exceeds the average prevailing effective yields on deposits of comparable type and maturity in its normal market area; or otherwise set interest rates on deposits that depart from industry norms with respect to the setting of interest rates on deposits;

(iii)  except in the ordinary, regular and usual course of business consistent with past practices (including for this purpose, secondary market sales of residential mortgage loans), sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of, $25,000 or more in value of any of its assets;

(iv)  acquire, open, close or relocate, or file any application or notice to acquire, open, close or relocate, any branch office, ATM, cash dispensing machine, loan or deposit production office or other service facility;

(v)  terminate, or give any notice (written or oral) to customers or governmental authorities or agencies to terminate the operations of any branch office;

(vi)  waive any material right exceeding $25,000 in value, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice and after consultation with the Buyer;

(vii)  declare or pay any dividends on or make any other distributions in respect of the Seller Stock, whether in cash, stock or other property, except as expressly permitted in Section 3.05(g);

(viii)  except as otherwise required or permitted herein, adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it) in any material respect any Seller Benefit Plan or enter  into any employment, severance, change in control or similar contract with any person (including, without limitation, contracts with current or former directors, officers or other management employees which might require that payments be made upon or following the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to increase any amounts payable, change the form of such payments, or accelerate payment thereunder, or increase the salary or wages of or grant a bonus to any officer or employee of Seller, except, after consultation with Buyer and Buyer Bank, (A) ordinary and customary increases in salary and wages consistent with past practices; and (B) any increase in salary or wages that is required to retain any employee or officer who is necessary to enable Seller to carry on its business in the ordinary and usual course pending consummation of the transactions contemplated by this Agreement;

(ix)  subject to its directors’ fiduciary duties and obligations referred to in Section 6.03 below, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the merger with Buyer Bank), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices, or any other transaction that would constitute an Acquisition Proposal;

(x)  propose or adopt amendments to its Articles of Association, Bylaws or other organizational documents;

(xi)  issue, deliver or sell any shares (whether original issuance or from treasury shares) of Seller Stock, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

(xii)  grant, confer or award any Rights to acquire Seller Stock or transfer or allocate any additional shares of Seller Stock to any Seller Benefit Plans or to the participants in any such Plans;

(xiii)  purchase, redeem or otherwise acquire, any shares of Seller Stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

(xiv)  impose, or suffer the imposition, on any material asset or any share of capital stock held by it of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

(xv)  incur any additional debt obligation or other obligation for borrowed money, other than short-term borrowings of six months or less under existing credit facilities with the FHLB; incur any indebtedness with an original maturity of over six months without the consent of the Buyer, including FHLB borrowings; guaranty any debt obligation or other obligation for borrowed money of an other Person; or otherwise incur any additional indebtedness, except in the ordinary course of business consistent with past practices, which shall include creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, and entry into repurchase agreements or other similar arrangements commonly employed by commercial banks;

(xvi)  incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, which, in all cases, do not exceed $25,000 in the aggregate;

(xvii)  change its methods of accounting (including tax accounting) in effect at December 31, 2006, except as may be required by changes in GAAP as concurred in by Seller’s and Buyer’s respective independent auditors; or change its fiscal year;

(xviii)                      except in the ordinary and usual course of its business consistent with past practice and its loan underwriting policies and procedures, or except as required under commitments issued prior to the date hereof and listed in Seller Disclosure Schedule 6.01(b)(vii), originate or purchase (A) closed-end residential mortgage loans in excess of $250,000 and open-end residential mortgage loans in excess of $50,000, (C) unsecured consumer loans in excess of $10,000, (D) unsecured commercial business loans in excess of $25,000 as to any loan individually or in the aggregate as to related loans or loans to related Persons, (E) commercial real estate first mortgage loans in excess of $500,000 as to any loans individually or in the aggregate as to related loans or loans to related Persons, (F) other secured commercial business loans in excess of $500,000 individually or in the aggregate as to related loans or loans to related Persons, or (G) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (D), (E) and (F); all loans originated or purchased (including those below the dollar thresholds listed herein) shall be made in accordance with the terms of Seller Bank’s existing loan policy and any loan requiring an exception to such policy, or in excess of the dollar thresholds listed herein, shall require the prior consent of Buyer, which shall not be unreasonably withheld; notwithstanding the foregoing, any loan that requires the consent of Buyer or Buyer Bank hereunder shall be acted upon by Buyer Bank not later than five (5) business days after Seller has delivered its recommendation and all supporting information and documentation to Buyer Bank for its review;

(xix)  originate, purchase or refinance any Loans for its own account at fixed rates having a maturity date longer than five (5) years;

(xx)  enter into any Derivative Transaction or any similar commitment, agreement or arrangement;

(xxi)  hire any new employees or promote any existing employee, whether full- or part-time, except as is necessary to carry on its banking business in the ordinary and usual course pending consummation of the transactions contemplated by this Agreement, provided that the term of employment of a new employee shall be at will and that any promotion will not increase the amount to be paid to the employee under the Seller’s severance policy;

(xxii)  expand the size of Seller’s Board of Directors;

(xxiii)  make, change or revoke any material Tax election, amend in any material respect any Tax Return or settle or compromise any material Tax liability;

(xxiv)  enter into a new or modify any existing loan or deposit relationship with any director, or officer of Seller or any person or entity related to any such individual within the meaning of Federal Reserve Board Regulation O (12 CFR Part 215);

(xxv)  modify, amend or make less stringent any of its loan, deposit, investment, asset liability or risk management policies, practices or procedures without the Buyer’s consent;

(xxvi)  change its past practices with respect to the establishment and maintenance of its allowance for loan losses, and related provision for loan losses, nor permit the amount of the allowance for loan losses to be reduced from the level shown on Seller’s unaudited balance sheet at June 30, 2007, except for such temporary reductions that are eliminated through a compensating provision for loan losses as reflected in Seller’s income statement for such quarter and year-end audit adjustments;

(xxvii) make any investment in any Person, whether by purchase of stock or securities, contributions to capital, property transfers, or purchase of a material portion of the property or assets of any other individual, corporation or other entity;

(xxviii) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease to which Seller is a party or by which Seller or any of its properties is bound;

(xxix) foreclose on or take a deed or title to any multi-family residential or commercial real estate without first conducting a Phase I environmental assessment of the property which meets the AAI Standard; or foreclose on or take a deed or title to any multi-family residential or commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance or otherwise fails to satisfy the AAI Standard;

(xxx) make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that exceeds three months;

(xxxi) create, renew or amend, or take any other action that may result in the creation, renewal, or amendment of, any agreement or contract or other binding obligation of Seller containing (A) any restriction on the ability of Seller to conduct its business as it is presently being conducted or (B) any restriction on Seller engaging in any type of activity or business;

(xxxii) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise that involves money damages in an amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(xxxiii) enter into any new line of business or materially alter or discontinue any delivery methods or channels for Seller’s existing lines of business; or

(xxxiv)  agree, in writing or otherwise, to take any of the actions prohibited under this Section 6.01 or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in this Agreement in any material respect.

Section 6.02  Access to Properties and Records; Confidentiality.

(a)Access to Properties and Records.  Seller shall permit Buyer reasonable access to its properties and shall disclose and make available to the Buyer all of its business records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Seller, all books of account (including the general ledger), tax records, minute books of directors and shareholders meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, budgets, strategic plans, internal audit reports, litigation files, communications and plans affecting employees, and any other business activities or prospects in which Buyer may reasonably have an interest in light of the representations and warranties or covenants made by  Seller under this Agreement.  Seller shall make arrangements with each third party provider of services to it to permit Buyer reasonable access to all of the Seller’s records held by each such third party, except for the records of its legal counsel, advisors or consultants with respect to this transaction or other matters relating to the purchase or acquisition of Seller by other Persons prior to the date hereof.  Seller shall not be required to provide access to or to disclose information where Seller has been advised by legal counsel that such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement.  The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Confidentiality.  All information furnished to Buyer by Seller pursuant to this Agreement shall be subject to and held by Buyer in accordance with the terms of the Confidentiality Agreement.

Section 6.03 No Solicitation; Acquisition Proposals.

(a) No Solicitation. Seller agrees that, during the term of this Agreement, neither it nor any of its directors, officers, employees, agents or legal or financial advisors or representatives (collectively, its “Agents”) shall, and it shall use its reasonable best efforts to cause its Agents not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding, or which could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations with, or provide any information to, any Person (other than Buyer and its affiliates or representatives) concerning any Acquisition Proposal, (iii) approve or recommend, or propose to approve recommend, any Acquisition Proposal (other than this Agreement); or (iv) enter into any letter of intent, agreement in principle, definitive agreement, asset or stock purchase agreement, option agreement, or other similar agreement or arrangement or understanding for any Acquisition Proposal or requiring Seller to abandon, terminate or fail to consummate Seller’s merger with Buyer Bank or any other transactions contemplated by this Agreement.

(b) Cessation of Prior Discussions. Seller immediately will cease, and shall cause its Agents to cease, all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return or destruction of all confidential information regarding Seller or its properties or assets provided to any such Person prior to the date of this Agreement pursuant to the terms of any confidentiality agreement and Seller shall enforce, and shall not waive, any of the provisions of any such confidentiality agreement.

(c) Conditional Right to Consider Other Proposals. Notwithstanding anything herein to the contrary, Seller or its Agents may furnish or cause to be furnished information to, and negotiate or otherwise engage in discussions with, any Person that delivers a bona fide written Acquisition Proposal that was not solicited, knowingly encouraged or facilitated by Seller or any of its Agents after the date of this Agreement if and so long as (A) Seller Board determines (i) in good faith by a majority vote, with the advice of outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable laws and (ii) that such a proposal is or would be reasonably likely to result in a Superior Proposal and (B) prior to furnishing any information to such Person, Seller shall enter into a confidentiality agreement with such Person that is no less restrictive, in any material respect, than the confidentiality provisions contained in the Confidentiality Agreement with Buyer, and Seller shall enforce, and shall not waive any of the provisions of any such confidentiality agreement.  Seller shall immediately notify Buyer of any decision of the Seller Board to furnish information to, or to engage in discussions or negotiations, with any person pursuant to this Section 6.03(c).

(d) Notice to Buyer.  From and after the date hereof, Seller shall provide written notice to Buyer immediately, and in no event later than 24 hours, after receipt of an Acquisition Proposal (including a summary of material and significant terms thereof and the identity of the other Person involved), or its receipt of any request for information from the FRB, the U.S. Department of Justice, or any other governmental agency or authority with respect to an Acquisition Proposal and, with respect to any oral inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal, Seller shall provide oral notice to Buyer immediately and in no event later than 24 hours after receipt thereof, followed by written notice in no event later than one (1) business day after receipt of such oral inquiries, discussions, negotiations, or proposals, and promptly furnish to Buyer a copy of any such written proposal or request for information, in addition to a copy of any information provided to or by any third party relating thereto.

(e) Withdrawal or Modification of Recommendation.  Seller Board shall be permitted to withdraw, modify or change in a manner adverse to Buyer (or not to continue to make) its recommendation to Seller’s shareholders required under Section 6.05 hereof with respect to this Agreement if, but only if, (i) with the advice of outside legal counsel, Seller Board determines in good faith that failing to take such action, in response to an unsolicited bona fide written Superior Proposal, would constitute a violation of the fiduciary duties of Seller Board under applicable law, (ii) Seller has given Buyer five (5) business days’ prior written notice of its intention to do so (which notice includes a description of all material terms and conditions of such Superior Proposal and a copy of all relevant proposed transaction documents in Seller’s possession or control) and Seller Board has considered any changes to this Agreement (if any) proposed by Buyer and has determined in good faith, after consultation with outside legal counsel and with the written advice of an independent third party professional skilled in the valuation of community banking companies, that such unsolicited proposal remains a Superior Proposal, and (iii) Seller has complied in all material respects with this Section 6.03 and with Section 6.05 provided, however, that the foregoing shall in no way limit or otherwise affect Buyer’s right to terminate this Agreement pursuant to Article VIII.  Any such withdrawal, modification or change of the recommendation of Seller Board shall not change the approval of  Seller Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(f) Seller Obligation to Hold Meeting. Nothing in this Section 6.03 shall affect Seller’s obligation to hold the Seller Shareholder Meeting required pursuant to Section 6.05 hereof.

Section 6.04  Proxy Statement; Regulatory Matters; Consents.

(a) Proxy Statement. The parties will cooperate in connection with Seller’s preparation and filing with any required federal and state authorities of a proxy statement (the “Seller Proxy Statement”) as shall be necessary or desirable in order to consummate the transactions contemplated by this Agreement, which shall be undertaken by Seller as promptly as practicable, and Seller shall use its best efforts to mail the Seller Proxy Statement to Seller’s shareholders as promptly as practicable.  Buyer and Buyer Bank shall furnish all information necessary or advisable for the preparation of the Seller Proxy Statement and covenant that such information shall be accurate and not misleading in all material respects.  In addition to the foregoing, neither party shall take any action that materially adversely affects its ability to consummate the transactions contemplated under this Agreement in a timely manner.

(b) Consents and Approvals. Each of Seller and Buyer will cooperate with the other and use all reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary or appropriate to consummate the transactions contemplated by this Agreement as promptly as practicable, including without limitation that each party shall use its reasonable efforts to obtain all of the non-governmental third-party permits, consents, approvals and authorizations required for consummation of the transactions contemplated hereby.  Each party hereto shall have the right to review and approve in advance all descriptions of it which appear in any filing made in connection with the transactions contemplated by this Agreement, including without limitation all filings contemplated by Section 6.04(a) above, with any Governmental Authority.  In exercising the foregoing right, the parties hereto shall act reasonably and as promptly as practicable.  Each of Buyer and Buyer Bank agrees that, until the Effective Time or earlier termination of this Agreement pursuant to Article VIII, it will not enter into any discussions or arrangements with any other Person regarding any merger or acquisition involving the proposed acquisition of control of another Person by Buyer or Buyer Bank or engage in any other type of transaction that will cause a Material Adverse Effect to Buyer or Buyer Bank without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 6.05  Approval of Shareholders.

Seller shall (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby, (the “Seller Shareholder Meeting”), (b) subject to the fiduciary duties of its Board of Directors as advised by outside counsel, (i) recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, (ii) not withdraw, modify or qualify in any manner adverse to Buyer such recommendation, or (iii) take any other action or make any other public statement is connection with Seller Shareholder Meeting inconsistent with such recommendation; and (c) cooperate and consult with Buyer with respect to each of the foregoing matters.  Subject to the fiduciary duties of its Board of Directors as advised by outside counsel, Seller shall use its best efforts to obtain the necessary approvals of its shareholders of the proposals described above to be submitted by it in connection with this Agreement.  If , upon advice of outside counsel, Seller Board is required by applicable law to review or restate the recommendation to Seller’s shareholders contemplated in clause (b) of the first sentence of this Section 6.05, this Section shall not prohibit accurate disclosure by Seller that is required in any release or regulatory filing (including Seller’s Proxy Statement) or otherwise under applicable law in the opinion of Seller Board, upon the advice of outside counsel, as of the date of such release or regulatory filing or such other required disclosure as to the transactions contemplated hereby or as to any Acquisition Proposal.  Notwithstanding anything herein to the contrary, Seller shall be required to hold the Seller Shareholder Meeting to consider and vote on this Agreement and the transactions contemplated hereby notwithstanding the existence of any other Acquisition Proposal or any withdrawal or modification of the recommendation of Seller Board to Seller’s shareholders with respect to this Agreement or the transactions contemplated hereby, and nothing in this Section or Section 6.03 shall relieve Seller or Seller Board of such obligation.  Except as otherwise provided hereinabove, Seller shall not submit any Acquisition Proposal (other than this Agreement) to a vote of its Shareholders during the term of this Agreement.

Section 6.06  Press Releases.

Seller and Buyer shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Seller and Buyer shall cooperate to develop all public announcement materials, including customer communications, and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 6.07  Certain Policies.

Prior to the Effective Date, Seller shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that Seller shall not be obligated to take any action pursuant to this Section 6.07 unless and until Buyer acknowledges in writing, and Seller is reasonably satisfied, that all conditions to Seller’s obligation to consummate the Merger have been or will be satisfied and that Buyer shall consummate the Merger in accordance with the terms of this Agreement; and further provided that in any event, no accrual or reserve made by Seller pursuant to this Section 6.07 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or a Material Adverse Effect exists. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Seller or its management with any such adjustments.

Section 6.08  Indemnification.

(a) Indemnification Obligation.  From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Seller, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, or (ii) a failure of Buyer or Buyer Bank to fulfill its obligation under Section 6.09 following the Effective Time, in either case arising out of or pertaining to the fact that he or she was a director or officer of Seller, to the fullest extent which such Indemnified Parties would be entitled under the Articles of Association and Bylaws of Buyer as in effect on the date hereof (subject to any limitation or restriction by virtue of applicable law). Buyer’s and Buyer Bank’s obligations under this Section 6.08(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Defense of Claims. Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party, except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense, or counsel for the Indemnified Parties advises that there are material issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are material issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c)Insurance. Prior to the Effective Time, each of Buyer and Buyer Bank shall use its reasonable best efforts to cause the persons serving as directors and officers of Seller immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Seller’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Buyer be required to expend in any one year of this period more than an amount equal to one hundred twenty-five percent (125%) of the current annual amount expended by Seller to maintain such insurance, and further provided that if Buyer or Buyer Bank is unable to maintain or obtain the insurance called for by this Section 6.08(c) as a result of the preceding provision, each of Buyer and Buyer Bank shall use its reasonable best efforts to obtain as much comparable insurance as is available within the cost limitation set forth in this subsection.

(d)Successors Bound. If Buyer or Buyer Bank or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or Buyer Bank shall assume the obligations set forth in this Section 6.08.

Section 6.09  Employees; Benefit Plans.

(a) Buyer Benefit Plans. Following the Closing Date, Buyer may choose to maintain any or all of the Seller Benefit Plans in its sole discretion. However, for any Seller Benefit Plan terminated for which there is a comparable benefit plan of general applicability at Buyer or Buyer Bank (each, a “Buyer Benefit Plan”), Buyer shall take all reasonable action so that employees of Seller shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of Seller in the Buyer Benefit Plans may occur at different times with respect to different plans). If Buyer terminates a Seller Benefit Plan, it shall make arrangements for any former employee of Seller who is exercising his or her COBRA rights, to participate in a comparable plan offered by Buyer to its employees.  Buyer shall cause each Buyer Benefit Plan in which employees of Seller are eligible to participate to take into account for purposes of eligibility and vesting under the Buyer Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Seller to the same extent as such service was credited for such purpose by Seller; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Buyer to amend or terminate any of the Seller Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time; provided, however, that Buyer shall continue to maintain the Seller Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Buyer Benefit Plan until the Seller Employees are permitted to participate in the Buyer Benefit Plans, unless such Buyer Benefit Plan has been frozen or terminated with respect to similarly situated employees of Buyer or Buyer Bank.

(b) Accrued CTO Time. Buyer shall assume and honor, under the compensated time off (“CTO”) policies of Seller, as disclosed on Seller Disclosure Schedule 4.16, the CTO time accrued but unused prior to the Effective Time of all employees of Seller who become employees of the Surviving Bank at the Effective Time.

(c) Certain Buyer Benefit Plans. If employees of Seller become eligible to participate in a medical, dental or health plan of Buyer upon termination of such plan of Seller, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Seller Benefit Plan prior to the Effective Time.

(d) Non-Contractual Severance Benefits. Any employee of Seller (excluding any employee listed in Seller Disclosure Schedule 6.09(e)) whose employment is terminated (other than for cause) at the request of Buyer prior to the Effective Time, or is terminated by Buyer or Buyer Bank within one (1) year following the Effective Date, shall be entitled to receive severance payments as set forth on Seller Disclosure Schedule 6.09(d).

(e) Settlement Agreements. Seller shall obtain from each of the individuals named in Seller Disclosure Schedule 6.09(e) an agreement in form and substance satisfactory to Buyer and Seller (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the estimated aggregate amount of such payment and the method of calculation to be specified in Seller Disclosure Schedule 6.09(e)) and, if requested by Buyer, shall pay such amounts to such individuals who are employed at the Effective Time. As to, and only as to, each individual who enters into a Settlement Agreement, Buyer acknowledges and agrees that the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such change of control agreements. Any officer or employee of Seller who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided under such Settlement Agreement as a result of such deemed termination on the Effective Date. In the case of any employee who is an employee as of the Effective Time and who has executed and delivered a Settlement Agreement, payment of the monetary amounts specified for such person in Seller Disclosure Schedule 6.09(e) shall be made on the Effective Date.

Section 6.10 Notification of Certain Changes.

Buyer and Seller shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby.

Section 6.11 Current Information.

During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of Seller. Without limiting the foregoing, Seller agrees to provide Buyer (i) a copy of each report filed or furnished by Seller with the FDIC, VBD and any other Governmental Authority within one (1) Business Day following the filing or furnishing thereof and (ii) monthly updates of Seller financial and operational information as Buyer may reasonably request.

Section 6.12 Board Packages.

Seller shall distribute to Buyer a copy of each Seller Board Package prepared for any regular or special meeting of  Seller Board, including the agenda and any draft minutes, at the same time and in the same manner in which it distributes a copy of such packages to Seller Board; provided, however, that Seller shall not be required to provide to Buyer any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any Acquisition Proposal, or any other matter as to which Seller Board reasonably determines, after consultation with counsel, that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 6.13 Transition; Informational Systems Conversion.

From and after the date hereof, Buyer and Seller shall use their reasonable best efforts to facilitate the integration of Seller’s business with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of Seller’s data processing and related electronic informational systems to those used by Buyer and its Subsidiaries, which planning shall include, but not be limited to, (i) discussion of Seller’s third-party service provider arrangements; (ii) non-renewal of personal property leases and software licenses used by Seller in connection with its systems operations; (iii) retention of outside consultants and additional employees to assist with the conversion; (iv) outsourcing, as appropriate, of proprietary or self-provided system services; and (v) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Seller shall take all action which is necessary and appropriate to facilitate the informational systems conversion; provided, however, that Buyer shall indemnify Seller for any reasonable out-of-pocket fees, expenses or charges that Seller may incur as a result of taking, at the request of Buyer, any action to facilitate the informational systems conversion contemplated herein.

6.14 Branch Sales.

Seller shall cooperate with Buyer in good faith to facilitate the offer and sale, and the closing of any such sale immediately following the Effective Time, of one or more branch offices of Seller designated by Buyer.  At Buyer’s request, and with advice of Seller’s counsel, Seller shall cooperate with any reasonable due diligence investigation by prospective purchasers and shall join in any branch purchase and sale agreement between Buyer and any third party purchaser for the purpose of making representations and warranties regarding the branch assets and liabilities and agreeing to usual and customary covenants for operation of the branch pending closing of such branch sale.  In the event the Merger is not consummated for any reason, Buyer will reimburse Seller for its out-of-pocket expenses incurred in connection with the foregoing activity.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Obligations of the Parties to Effect the Merger.

The respective obligations of Seller and Buyer to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

Section 7.02 Conditions to Obligations of Buyer.

The obligations of Buyer and Buyer Bank to consummate the Merger also are subject to the fulfillment or written waiver by Buyer and Buyer Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Seller or the Surviving Bank. Buyer and Buyer Bank shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Buyer and Buyer Bank shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

(c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 7.01(b) hereof shall contain any condition, restriction or requirement (other than any divestiture condition) which the Buyer Board or the Buyer Bank reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Buyer or Buyer Bank would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.  Notwithstanding the foregoing, it is understood and agreed that Buyer and Buyer Bank shall bear the burden and risk of compliance with any conditions or requirements imposed by any Governmental Authority in connection with any regulatory consent or approval required to be obtained by Buyer or Buyer Bank in order to consummate the transactions contemplated hereby (including, without limitation, the issuance of any capital or debt instrument).

(d) Shareholder Agreements. The Shareholder Agreements shall have been executed and delivered by each director and executive officer of Seller concurrently with Seller’s execution and delivery of this Agreement.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Seller Stock.

(f) Dissenting Shares. Dissenting Shares shall constitute no more than fifteen percent (15%) of the issued and outstanding Seller Stock.

(g) Other Actions. Seller shall have furnished Buyer and Buyer Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Buyer and Buyer Bank may reasonably request.

Section 7.03 Conditions to Obligations of Seller.

The obligations of Seller to consummate the Merger also are subject to the fulfillment or written waiver by Seller prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Buyer or Buyer Bank. Seller shall have received a certificate, dated the Effective Date, signed on behalf of each of Buyer or Buyer Bank by their respective Chief Executive Officer and the Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Each of Buyer and Buyer Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of each of Buyer and Buyer Bank their respective Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall provide evidence that it has the cash on hand to pay the Merger Consideration and shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Seller may reasonably request.

Section 7.04 Frustration of Closing Conditions.

Neither Buyer, Buyer Bank nor Seller may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01 Termination.

This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Seller if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Seller or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that a divestiture condition to any order of any Governmental Authority required for consummation shall not be deemed a denial hereunder of Buyer’s application for approval.

(c) No Shareholder Approval. By Buyer or Seller (provided, in the case of Seller, that it shall not be in material breach of any of its obligations under Section 6.05), if the approval of the shareholders of Seller required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 7.02(a) (in the case of a breach of a representation or warranty by Buyer) or Section 7.03(a) (in the case of a breach of a representation or warranty by Seller).

(e) Breach of Covenants. By either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Date, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) (in the case of a breach of a covenant or agreement by Seller) or Section 7.03(b) in the case of a breach of a representation or warranty by Buyer).

(f) Delay. By either Buyer or Seller if the Merger shall not have been consummated on or before June 30, 2008 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Buyer, if (i) Seller shall have breached its obligations under Section 6.03; (ii) Seller Board shall have failed to make its recommendation referred to in Section 6.05, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer; (iii) Seller Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary of Buyer; or (iv) Seller shall have materially breached its obligations under Section 6.05 by failing to call, give notice of, convene and hold the Seller Meeting in accordance with Section 6.05.

(h)  Dissenting Shares.  By Buyer if Dissenting Shares constitute fifteen percent (15%) or more of the issued and outstanding shares of Seller Stock.

Section 8.02 Special Payments.

(a) Buyer Special Payment.  In recognition of the efforts, expenses and other opportunities foregone by Buyer and Buyer Bank while structuring and pursuing the Merger, and in order to induce Buyer and Buyer Bank to enter into this Agreement, Seller agrees to pay to Buyer a special payment of $850,000 (“Buyer Special Payment”) within three (3) Business Days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(i) Buyer or Seller terminates this Agreement pursuant to Section 8.01(g); or

(ii) Seller enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Seller within eighteen (18) months following the termination of this Agreement by Buyer pursuant to Sections 8.01(c), 8.01(d) or 8.01(e) because of a willful breach by Seller after an Acquisition Proposal has been publicly announced or otherwise made known to Seller; or

(iii) Buyer terminates this Agreement pursuant to Section 8.01(d) or (e) because of Seller’s willful breach of any representation, warranty, covenant or agreement under this Agreement.

(b)  Seller Special Payment.  In recognition of Seller’s willingness, and in order to induce Seller to enter into this Agreement and to reimburse Seller for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Buyer and Buyer Bank will pay to Seller an amount equal to $850,000 (“Seller Special Payment”), within three (3) Business Days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(i) Buyer, Buyer Bank or Seller terminates this Agreement because Buyer or Buyer Bank has failed to comply with any condition or requirement imposed by any Governmental Authority in connection with any regulatory consent or approval required to be obtained by Buyer or Buyer Bank in order for Buyer or Buyer Bank to consummate the transactions contemplated hereby (including, without limitation, the issuance of any capital or debt instrument); or

(ii) Seller terminates this Agreement pursuant to Section 8.01(d) or (e) because of Buyer’s breach of Section 5.06 or Buyer’s or Buyer Bank’s willful breach of any representation, warranty, covenant or agreement under this Agreement.

(c) Liquidated Damages.  The payments provided for in this Section 8.02 shall be deemed to be liquidated damages in satisfaction of all claims for damages or reimbursement of expenses the parties may otherwise have hereunder, except, as applicable, the expense reimbursement referred to in the last sentence of Section 6.14 hereunder.

Section 8.03 Effect of Termination and Abandonment.

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in Section 8.02 and Section 9.01.  Nothing in Section 8.02 or this Section 8.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival.

No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.02(b), 6.08, 8.02, 8.03 and this Article IX, which shall survive any such termination).

Section 9.02 Waiver; Amendment.

Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Seller Meeting no amendment shall be made to the amount or form of the Merger Consideration without the approval of the shareholders of Seller.

Section 9.03 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04 Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Vermont, without regard for conflict of law provisions.

Section 9.05 Expenses.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, counsel and other corporate expenses; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.06 Notices.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by national courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer or Buyer Bank:
Community Bancorp.
P.O. Box 259
Derby, VT  05829
Attention: Richard C. White
Chairman and Chief Executive Officer
Fax:  (802) 334.3484

With a copy to:
Primmer Piper Eggleston & Cramer PC
P.O. Box 159
St. Johnsbury, VT  05819
Attention: Denise J. Deschenes, Esq.
Fax:  (802) 748-3976

If to Seller:
LyndonBank
1033 Broad Street
Lyndonville, VT  05851
Attention: Charles W. Bucknam, Jr.
President and Chief Executive Officer

With a copy to:
Gallagher Callahan & Gartrell, P.C.
214 North Main Street
P.O. Box 1415
Concord, NH  03302
Attention: W. John Funk
Fax:  (603) 226-3334

Section 9.07 Entire Agreement; No Third Party Beneficiaries.

This Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Buyer’s obligation under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.09 Enforcement of the Agreement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the necessity of proving actual damages or posting bond or other security.  The provisions of this Section shall be in addition to any other remedy to which a party may be entitled at law or in equity.

Section 9.10 Interpretation.

The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Any reference to gender in this Agreement shall be deemed to include any other gender.  In construing the language of this Agreement (including with respect to any ambiguity of language or intent), the parties intend and expressly agree that there shall be no presumption against a party as the drafter hereof.

Section 9.11 Effect of Investigations.

No investigation by a party hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise, shall affect the representations and warranties of the party which are contained herein, and each such representation and warranty shall survive such investigation, subject, however, to Section 9.01 hereof.

Section 9.12 Assignment.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the 1st day of August, 2007.

COMMUNITY BANCORP.

By:/s/Richard C. White
Richard C. White
Chairman and Chief
Executive Officer

COMMUNITY NATIONAL BANK

By:/s/Richard C. White
Richard C. White
Chairman and Chief
Executive Officer

LYNDONBANK

By:/s/ Charles W. Bucknam, Jr.
Charles W. Bucknam, Jr.
President and Chief
Executive Officer

EXHIBIT A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), by and between the undersigned holder (“Shareholder”) of common stock, par value $0.50 per share (“Seller Stock”), of LyndonBank, a Vermont-chartered commercial bank (“Seller”), and Community Bancorp., a Vermont corporation (“Buyer”), and joined in by Seller for the limited purpose stated on the signature page hereof. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Seller shall merge (the “Merger”) with and into Community National Bank, a national banking association and wholly-owned subsidiary of Buyer (“Buyer Bank”), in accordance with a merger agreement to be executed by Seller and Buyer Bank (the “Bank Merger Agreement”);

WHEREAS, in connection with the Merger, each outstanding share of Seller Stock will be converted into the right to receive the Merger Consideration and Buyer Bank will be the surviving bank in the Merger (the “SurvivingBank”);

WHEREAS, Shareholder owns of record and/or beneficially the shares of Seller Stock identified on Schedule A hereto (such shares, together with all shares of Seller Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any purchase options, warrants or similar rights or instruments, and through purchase or allocation under any employee benefit plan, whether held of record or in nominee name, being referred to as the “Shares”); and

WHEREAS, in order to induce Buyer to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Seller and not as a director, officer or employee or other affiliate of Seller or in any other fiduciary capacity, has agreed to enter into and perform this Agreement;

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Seller, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	Appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)
vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter, whether held of record or in nominee name) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement, the Bank Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement (A) of Seller contained in the Merger Agreement or the Bank Merger Agreement or (B) of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement, the Bank Merger Agreement or of this Agreement.

Section 2. Transfers Prohibited. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any bona fide pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void and Seller shall not record or effect any such transfer in its Seller Stock transfer records.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to Buyer as follows:

(a)	Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)
Pending Agreement. This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)
Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)
Ownership of Shares. Shareholder is the record and/or beneficial owner of the Shares set forth on Schedule A hereto, and all such Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, except as otherwise disclosed on Schedule A. Shareholder does not own, of record or beneficially, any Seller Stock other than the Shares. Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable or unwilling to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Seller, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize or permit any Person on Shareholder’s behalf to, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Seller or otherwise relating to an Acquisition Proposal, (iii) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, but without regard to whether the Seller Stock is registered under such Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, or (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, but without regard to whether the Seller Stock is registered under such Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes such party to be assisting or participating with Shareholder (or contemplating such participation or assistance) in a violation of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of both parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for wrongful termination of this Agreement or any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and together with the Merger Agreement contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Seller, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Seller or in any other fiduciary capacity. With respect to any Shareholder who is a director of Seller, nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director.

Section 11. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

Section 12. Rules of Construction.  In construing the language of this Agreement (including with respect to any ambiguity of language or intent), the parties intend and expressly agree that there shall not be any presumption against a party as the drafter hereof.  All Section headings in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

Section 13. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Vermont, without regard for conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Shareholder Agreement as of the ___ day of ___________, 2007.

COMMUNITY BANCORP.

By:
Richard C. White
Chairman and Chief Executive Officer

SHAREHOLDER

(signature)

(print name)

Joined in by LyndonBank for the sole purpose of consenting to the restriction on effecting transfer set forth in the last sentence of Section 2 of this Agreement:

LYNDONBANK

By:
Charles W. Bucknam, Jr.
President and Chief Executive Officer

Date

Schedule A

SHAREHOLDER AGREEMENT

Name and Address of Shareholder (including Related Parties or Nominees if applicable)	Number of Shares of Seller Common Stock Beneficially Owned	Manner Held: Of Record (R) or Through a Nominee (N)

EXHIBIT B

BANK MERGER AGREEMENT

BANK MERGER AGREEMENT (the “Agreement”) by and between Community National Bank, a national banking association whose main office is located in Derby, Vermont (“BuyerBank”), and Lyndon Bank, a Vermont-chartered commercial bank whose main office is located in Lyndonville, Vermont (“SellerBank”). Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Buyer Bank is a wholly-owned subsidiary of Community Bancorp., a Vermont corporation and bank holding company registered under the federal Bank Holding Company Act of 1956, as amended (“Buyer”);

WHEREAS, Buyer, Buyer Bank and Seller Bank desire that Seller Bank shall merge with and into Buyer Bank on the terms and subject to the conditions referred to herein, all as contemplated in that certain Agreement and Plan of Merger, dated as of ______________, by and between Buyer and Seller Bank (the “MergerAgreement”); and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller Bank and Buyer Bank agree as follows:

Section 1. The Merger. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable provisions of the National Bank Act, as amended, 12 USC §§ 1 et seq. (the “Act”) and applicable regulations of the Comptroller of the Currency (“OCC”), at the Effective Time (as defined herein), Seller Bank shall merge with and into Buyer Bank (the “Merger”). Buyer Bank shall be the surviving entity (sometimes referred to herein as the “SurvivingBank”) resulting from the Merger and following consummation of the Merger, shall continue its corporate existence as a national commercial bank chartered under the Act and regulated by the OCC.  Upon consummation of the Merger, the separate corporate existence of Seller Bank shall cease.

Section 2.  Merger Effective Time.  Subject to receipt of all required regulatory approvals and satisfaction or waiver of all other conditions to completion of Merger, the Merger shall become effective on such date and at such time as the parties may agree upon and as shall be specified in the merger certification letter issued to Buyer Bank by the OCC (the “Effective Time”).

Section 3.  Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Community National Bank.” The purpose of the Surviving Bank shall be to exist as a national banking association, engaged in commercial banking activities incidental thereto in accordance with the Act and other applicable law.

Section 4.  Charter and Organizational Documents. From and after the Effective Time, the national banking charter, articles of association and bylaws of Buyer Bank as in effect immediately prior to the Effective Time, shall be the banking charter, articles of association and bylaws of the Surviving Bank, until such may be subsequently altered, amended or repealed in accordance with their respective terms and applicable law.

Section 5.  Capital Stock. At the Effective Time, the authorized capital stock of Buyer Bank, which consists of 200,000 shares of common stock, $2.50 par value per share (the “BuyerBankStock”), will constitute the authorized capital stock of the Surviving Bank.

Section 6.  Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Buyer Bank in office immediately prior to the Effective Time and each such director shall hold office until his or her successor is elected or appointed and qualified in accordance with the banking charter, articles of association and bylaws of the Surviving Bank.

Section 7.  Officers. The officers of the Surviving Bank immediately after the Effective Time shall consist of the officers of Buyer Bank in office immediately prior to the Effective Time and each such officer shall hold office until his or her successor is appointed by the Surviving Bank’s Board of Directors in accordance with the banking charter, articles of association and bylaws of the Surviving Bank.

Section 8. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in applicable law, including the Act and the regulations of the OCC.

(a)  Effect on Seller Bank Stock and Buyer Bank Stock. From and after the Effective Time, (i) each share of Seller Bank’s Common Stock, $0.50 par value per share (the “Seller Bank Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the Merger Consideration, and (ii) each share of Buyer Bank Stock, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger. No shareholder of Seller Bank shall be entitled to receive any consideration, including without limitation any shares of Buyer Bank Stock or other Buyer Bank securities, or any capital stock or other securities of the Surviving Bank or of Buyer, the sole bargained for consideration by the Seller Bank in connection with the Merger being the payment of the Merger Consideration at the Effective Time to the shareholders of Seller Bank.  The rights of shareholders of Seller Bank who dissent from the merger shall be governed by applicable provisions of Vermont law and the Act.

(b)  Surviving Bank; Rights, Franchises and Obligations.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Seller Bank and Buyer Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of Seller Bank and of Buyer Bank, of whatever kind and nature, shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Seller Bank and of Buyer Bank, whether absolute or contingent and whether or not matured, shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of Seller Bank or Buyer Bank in any contract, instrument or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, instrument or document; and any pending action or other judicial proceeding to which either of Seller Bank or Buyer Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been effected or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Seller Bank or Buyer Bank if the Merger had not occurred.

(c)  Banking Offices. At the Effective Time, the main banking office of the Surviving Bank shall be located in Derby, Vermont at the main office of Buyer Bank immediately prior to the Effective Time. The former offices of Seller Bank and all existing offices of Buyer Bank, except as may be otherwise provided in any agreement of Buyer Bank for sale of Seller branch offices, shall be operated as offices of the Surviving Bank immediately following the Effective Time.

Section 9. Approvals Required.  Consummation of the transactions contemplated by this Agreement is specifically conditioned upon (i) receipt of all necessary regulatory approvals, including but not limited to, the approval of the OCC pursuant to 12 USC §215a, and the expiration of all applicable waiting periods with respect to the Merger; (ii) the approval of this Agreement by the holders of at least a majority of the issued and outstanding Seller Bank Stock and by Buyer in its capacity as sole shareholder of Buyer Bank; and (iii) satisfaction or waiver of all other conditions specified in the Merger Agreement.

Section 10. Representations. Each of Seller Bank and Buyer Bank represents to the other that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 11. Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Seller Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with the Merger, or (ii) otherwise carry out the purposes of this Agreement, Seller Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Seller Bank or otherwise to take any and all such action and execute any and all such documents.

Section 12. Amendments. To the extent permitted by the Act and applicable Vermont law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that after the shareholders of Seller Bank shall have approved this Agreement and the Merger, no amendment may be adopted without the affirmative vote of the holders of at least a majority of the issued and outstanding Seller Bank Stock if such amendment would change the form or amount of the Merger Consideration.

Section 13. Termination. Consummation of the Merger contemplated hereunder is conditioned upon the satisfaction of all conditions referred to herein. This Agreement shall terminate and become void automatically and without any action on the part of Seller Bank or Buyer Bank immediately upon the termination of the Merger Agreement in accordance with Article VIII thereof and, except as set forth in Article VIII of the Merger Agreement, there shall be no further liability on the part of Seller Bank or Buyer Bank upon or as a result of such termination.

Section 14. Entire Agreement. This Agreement and the agreements referred to herein supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions of this Agreement by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 15.  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America and applicable provisions of Vermont law, without regard for conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Bank Merger Agreement as of the ___ day of ___________, 2007.

COMMUNITY NATIONAL BANK

By:
Attest		Richard C. White
Chairman and Chief Executive Officer

LYNDONBANK

By:
Attest		Charles W. Bucknam, Jr.
President and Chief Executive Officer